Exhibit 4.58

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Agreement”) is entered into as of July 8, 2015 in Beijing of the People’s Republic of China (“PRC”)

by and among

A.	Beijing Autohome Information Technology Co., Ltd., a company duly organized and existing under the PRC laws with its legal address at Room 1001, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China. (Party A)

B.	Beijing Shengtuo Hongyuan Information Technology Co., Ltd., with its registered address at Room 1005, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party B);

C.	Beijing Cheerbright Technologies Co., Ltd., with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party C).

(Individually a “Party”, and collectively the “Parties”)

RECITALS

D.	The Parties entered into a series of agreements, with the signatories and dates of execution set forth in Schedule A (“Control Documents”)

E.	After the execution of the Control Documents. Party A transferred all its equity interest in Party B to Fan Zheng (50%) and Qin Zhi (50%) on July 8, 2015; and

F.	The Parties hereby decide and agree to terminate and to be no longer bound by any rights or obligations arising from the Control Documents.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I TERMINATION

1.1	The Parties hereby confirm that all Control Documents to which any Party is bound are irrevocably terminated on the effective date of this Agreement (“Termination Date”). As of the Termination Date, the Control Documents shall have no further force and effect. The Parties acknowledge that each Party thereto has no obligation, legal or otherwise, express or implied, on the part of any other Party thereto. Except as expressly set forth herein, the Parties hereto have not stipulated any other obligation or undertaking, express or implied.

1.2	The Parties undertake and covenant that, as of the Termination Date of this Agreement, the parties will not make any claim (whether monetary or not) against other parties and/or any of their affiliated entities in respect of all matters which have been agreed by the Parties as stipulated in the Control Documents or this Agreement.

1.3	This Agreement will become effective as of the execution date by the Parties or their authorized representatives first written above.

ARTICLE II CONFIDENTIALITY

2.1	The Parties agree not to discuss, disclose, publish, or otherwise transmit this Agreement including, but not limited to, the identity and personal information of any Party to anyone other than: (i) as required by any law, regulation, court order, or similar legal requirement, or in connection with any filing with any governmental authority; and (ii) to comply with any obligations contained in this Agreement.

2.2	Notwithstanding the above, the Parties shall have the right to discuss, disclose, publish or transmit this Agreement to their affiliates, officers, shareholders, members, legal counsel and advisors.

ARTICLE III APPLICABLE LAW AND DISPUTE RESOLUTION

3.1	The execution, validity, interpretation and implementation of this Agreement and the settlement of disputes under it shall be governed by the laws of PRC.

3.2	Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, which shall be conducted in accordance with CIETAC’s rules in effect at the time of submission of the dispute for arbitration. The place of arbitration shall be Beijing. The language for arbitration shall be English. The tribunal shall consist of three (3) arbitrators. The arbitral award is final and binding upon the parties.

ARTICLE IV MISCELLANEOUS

4.1	This Agreement shall constitute the entire agreement among the Parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto,

4.2	This Agreement shall be amended only by a written agreement signed by the Parties, which amendment shall be attached to this Agreement. If required by law, the Parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

4.3	Unless otherwise agreed upon by the Parties in writing, any failure or delay on the part of any Party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

4.4	The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement,

4.5	This Agreement shall be valid and binding on the Parties, their successors and permitted assigns.

4.6	No Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

4.7	This Agreement is written in Chinese and English versions and in three (3) counterparts in each language version. The two language versions shall have equal validity and legal effect. Each of the Parties acknowledges that it has reviewed both language versions of this Agreement and that they are the same in all material respects.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed, all as of the date first written above.

For and on Behalf of

Party A Beijing Autohome Information Technology Co., Ltd.

By:	/s/ Li Xiang
Name:	Li Xiang
Title:	Legal Representative
Company Seal: /s/ Beijing Autohome Information Technology Co., Ltd.

For and on Behalf of

Party B: Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

By:	/s/ Qin Zhi
Name:	Qin Zhi
Title:	Legal Representative
Company Seal: /s/ Beijing Shengtuo Hongyuan Information Technology Co., Ltd

For and on Behalf of

Party C: Beijing Cheerbright Technologies Co., Ltd.

By:	/s/ Li Xiang
Name:	Li Xiang
Title:	Legal Representative
Company Seal: /s/ Beijing Cheerbright Technologies Co., Ltd

Schedule A

Exclusive Technology Service Agreement (Chinese and English) dated 8 November 2010 between Beijing Shengtuo Hongyuan Information Technology Co., Ltd. and Beijing Cheerbright Technologies Co., Ltd.;

Equity Interest Pledge Agreement (Chinese and English) dated 8 November 2010 between Beijing Autohome Information Technology Co., Ltd. and Beijing Cheerbright Technologies Co., Ltd..;

Power Of Attorney dated 12 November 2010 by Beijing Autohome Information Technology Co., Ltd.; and

Equity Option Agreement(Chinese and English) dated 12 November 2010 between Beijing Autohome Information Technology Co., Ltd. and Beijing Cheerbright Technologies Co., Ltd.

Supplementary Agreement to Exclusive Technical Consulting and Services Agreement(Chinese and English) dated 12 July 2011 between Beijing Shengtuo Hongyuan Information Technology Co., Ltd. and Beijing Cheerbright Technologies Co., Ltd.